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                                       Rule 424(b)(3)
                                       Registration Statement No. 333-98743 and
                                                                  333-103966
                                       CUSIP # 12560PDG3

PRICING SUPPLEMENT NO. 18
Dated May 13, 2004 to
Prospectus, dated May 9, 2003 and
Prospectus Supplement, dated May 9, 2003.

                                 CIT GROUP INC.
                     GLOBAL MEDIUM-TERM FLOATING RATE NOTES
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

(X) Senior Note            ( ) Senior Subordinated Note

Principal Amount: U.S. $765,000,000.00.

Proceeds to Corporation: 99.85147% or $763,863,745.50.

Agent Commission: 0.14853% or $1,136,254.50.

Issue Price: 100.00% or $765,000,000.00.

Original Issue Date: May 18, 2004.

Maturity Date: May 18, 2007.

Interest Rate Basis: LIBOR Telerate.

Index Maturity: Three months.

Spread: +22 basis points (0.22%).

Interest Rate Calculation: LIBOR Telerate determined on the Interest
                           Determination Date plus the Spread.

Initial Interest Rate: LIBOR Telerate determined two London Business Days prior to the Original Issue Date plus the Spread.

Specified Currency: U.S. Dollars.

It is expected that the Notes will be ready for delivery in book-entry form on or about May 18, 2004.

Goldman, Sachs & Co.                      Banc of America Securities LLC
Morgan Stanley                            Lehman Brothers
JPMorgan                                  Citigroup
Barclays Capital                          Bear, Stearns & Co. Inc.
Merrill Lynch & Co.





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

Form:                          Global Note.

Interest Reset Dates:          Quarterly on August 18, November 18,
                               February 18 and May 18 of each year, commencing
                               August 18, 2004, provided that if any Interest
                               Reset Date would otherwise fall on a day that is
                               not a Business Day (as defined below), then the
                               Interest Reset Date will be the first following
                               day that is a Business Day, except that if such
                               Business Day is in the next succeeding calendar
                               month, such Interest Reset Date will be the
                               immediately preceding Business Day.

Interest Payment Dates:        Interest will be paid on the Maturity Date
                               and quarterly on August 18, November 18,
                               February 18 and May 18 of each year,
                               commencing August 18, 2004, provided that if any
                               such day (other than the Maturity Date) is not a
                               Business Day, the Interest Payment Date will be
                               the next succeeding Business Day, except that if
                               such Business Day is in the next succeeding
                               calendar month, such Interest Payment Date will
                               be the immediately preceding Business Day, and no
                               interest on such payment will accrue for the
                               period from and after the Maturity Date or such
                               other Interest Payment Date (other than the
                               Maturity Date), as applicable.

Accrual of Interest:           Accrued interest will be computed by adding
                               the Interest Factors calculated for each
                               day from the Original Issue Date or from the last
                               date to which interest has been paid or duly
                               provided for up to but not including the day for
                               which accrued interest is being calculated. The
                               "Interest Factor" for any Note for each such day
                               will be computed by multiplying the face amount
                               of the Note by the interest rate applicable to
                               such day and dividing the product thereof by 360.

                               Interest payments will include the amount of interest accrued from and including the most recent Interest Payment Date to which interest has been paid (or from and including the Original
                               Issue Date) to but excluding the applicable
                               Interest Payment Date.

Interest Determination Date:   Two London Business Days prior to each Interest
                               Reset Date.

Calculation Date:              The earlier of (i) the fifth Business Day after each
                               Interest Determination Date, or (ii) the Business Day
                               immediately preceding the applicable Interest Payment
                               Date.

Maximum Interest Rate:         Maximum rate permitted by New York law.

Minimum Interest Rate:         0.0%.

Exchange Listing:              None.

Other Provisions:             "LIBOR Telerate" means the rate for deposits in U.S. dollars having the Index Maturity specified above which appears on the Telerate Page 3750 (defined below) as of 11:00 a.m.,
                              London time, on the applicable Interest Determination Date.


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         "Telerate Page 3750" means the display page designated as page 3750 on the Moneyline Telerate service (or such other page as may replace page
         3750 on that service for the purpose of displaying London interbank offered rates).

         "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in The
         City of New York, which day is also a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

          "London Business Day" means any day on which deposits in U.S. dollars are transacted in the London interbank market.

          Trustee, Registrar, Authenticating and Paying Agent: J.P. Morgan Trust
          Company, National Association (as successor to Bank One Trust Company,
          N.A.).

Agents:


                  Agent                                                     Principal Amount
                  -----                                                     ----------------
                  Goldman, Sachs & Co.                                         205,000,000
                  Banc of America Securities LLC                               100,000,000
                  Morgan Stanley & Co. Incorporated                            100,000,000
                  Lehman Brothers Inc.                                         100,000,000
                  J.P. Morgan Securities Inc.                                   60,000,000
                  Citigroup Global Markets Inc.                                 50,000,000
                  Barclays Capital Inc.                                         50,000,000
                  Bear, Stearns & Co. Inc.                                      50,000,000
                  Merrill Lynch, Pierce, Fenner                                 50,000,000
                       & Smith Incorporated
                                                                            --------------
                  Total                                                       $765,000,000

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CUSIP:  12560PDG3